As filed with the Securities and Exchange Commission on December 22, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHESAPEAKE CORPORATION

(Exact name of registrant as specified in its charter)

VIRGINIA	54-0166880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

James Center II

1021 East Cary Street, Box 2350

Richmond, Virginia 23219-2350

(804) 697-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J.P. CAUSEY JR., ESQ.

Executive Vice President, Secretary & General Counsel

Chesapeake Corporation

James Center II

1021 East Cary Street

Richmond, Virginia 23219

(804) 697-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

GARY E. THOMPSON, ESQ. Hunton & Williams LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219 (804) 788-8200	ROHAN S. WEERASINGHE, ESQ. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022-6069 (212) 848-4000

Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)(3)	Proposed Maximum Offering Price Per Unit(3)(4)	Proposed Maximum Aggregate Offering Price(2)(3)(4)(5)	Amount of Registration Fee(6)

Debt Securities, Preferred Stock, Depository Shares(7), Common Stock(8), Warrants, Stock Purchase Contracts, Stock Purchase Units	N/A	N/A	$300,000,000	$24,270

(1)	This registration statement also covers such indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities registered hereunder. In addition, any of the securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2)	If any debt securities are issued at an original issue discount, then such greater principal amount as shall result in an aggregate initial offering price of $300,000,000. In no event will the aggregate initial offering price of debt securities, preferred stock, depositary shares, common stock, warrants, stock purchase contracts and stock purchase units issued under this registration statement exceed $300,000,000 or the equivalent thereof in one or more non-U.S. currencies, non-U.S. currency units or composite currencies.
(3)	Not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3 under the Securities Act.
(4)	The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with, and at the time of, the issuance by the registrant of the securities registered hereunder.
(5)	No separate consideration will be received for any securities registered hereunder that are issued in exchange for, or upon conversion or exercise of, other securities registered hereunder.
(6)	Calculated pursuant to Rule 457(o) of the rules and regulations of the Securities and Exchange Commission under the Securities Act.
(7)	Such indeterminate number of depositary shares to be evidenced by depositary receipts issued pursuant to a deposit agreement. In the event the registrant elects to offer to the public fractional interests in shares of the preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests, and such shares will be issued to the depositary bank under the deposit agreement.
(8)	Each share of common stock includes an associated right to purchase preferred stock. Prior to the occurrence of certain events, the rights will not be exercisable or evidenced separately from the common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated December 22, 2003

Prospectus

[LOGO OF CHESAPEAKE CORPORATION]

$300,000,000

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Stock Purchase Contracts

Stock Purchase Units

We may offer and sell debt securities, preferred stock, depositary shares, common stock, warrants, stock purchase contracts and stock purchase units. These securities may be offered and sold from time to time in one or more offerings for an aggregate offering price of up to $300,000,000 or the equivalent of such amount in one or more non-U.S. currencies. We will provide specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. We cannot sell any of these securities unless this prospectus is accompanied by a prospectus supplement.

Shares of our common stock are listed on the New York Stock Exchange under the symbol CSK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may change. We cannot sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

This prospectus is dated                     , 2004

You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making any offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of those documents.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000 or the equivalent of such amount in non-U.S. currencies, currency units or composite currencies.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in the prospectus. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under the heading “Incorporation of Certain Documents; Where You Can Find More Information.”

INCORPORATION OF CERTAIN DOCUMENTS;

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can review our SEC filings by accessing the SEC’s Internet site at http://www.sec.gov. In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or telephone number: Chesapeake Corporation, James Center II, 1021 E. Cary Street, Box 2350, Richmond, Virginia 23218-2350, (804) 697-1100, Attention: Investor Relations.

We are “incorporating by reference” in this prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below and any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of our securities under this prospectus is completed or withdrawn:

•	our annual report on Form 10-K for the fiscal year ended December 29, 2002;

•	our quarterly reports on Form 10-Q for the quarters ended March 30, 2003, June 29, 2003, and September 28, 2003;

•	our current reports on Form 8-K filed with the SEC on January 29, 2003, June 6, 2003, and October 2, 2003; and

•	the description of our common stock and preferred stock purchase rights contained in our registration statements on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

Information contained in this prospectus, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information in documents that we file with the SEC after the date of this prospectus will automatically update and supersede information in this prospectus or in earlier-dated documents incorporated by reference.

SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

We have made and incorporated by reference forward-looking statements in this prospectus. Forward-looking statements include statements regarding our goals, beliefs, plans or current expectations, taking into account the information currently available to our management. Forward-looking statements are not statements of historical fact. For example, when we use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “may,” “will likely result,” “will continue,” “project,” or other words that convey uncertainty of future events or outcome, we are making forward-looking statements. Forward-looking statements include statements concerning:

•	future results of operations;

•	liquidity, cash flow and capital expenditures;

•	acquisition activities and the effect of completed acquisitions, including expected synergies and cost savings;

•	pending or anticipated litigation;

•	debt levels and the ability to obtain additional financing or make payments on our debt;

•	regulatory developments, industry conditions and market conditions; and

•	general economic conditions.

Our forward-looking statements are subject to risks and uncertainties. You should note that many important factors, some of which are discussed elsewhere in this prospectus or in the documents we have incorporated by reference, could affect us in the future and could cause our results, performance and financial condition to differ materially from those expressed in our forward-looking statements. We do not undertake any obligation to update our forward-looking statements. Changes in the following important factors, among others, could cause our actual results to differ materially from those expressed in any such forward looking statements:

•	competitive products and pricing;

•	production costs, particularly for raw materials such as folding carton and plastics materials;

•	fluctuations in demand;

•	possible recessionary trends in the United States and global economies;

•	governmental policies and regulations;

•	interest rates;

•	fluctuations in currency translation rates;

•	our ability to remain in compliance with our debt covenants; and

•	other risks that are detailed from time to time in reports we file with the SEC.

THE COMPANY

We are a leading international supplier of specialty value-added paperboard products, and we are also a leading supplier of plastic packaging products to niche markets. We focus on specific end-use markets, where our multinational customers demand creative packaging designs and desire broad geographic coverage from their packaging supplier. These markets are characterized by higher growth prospects and lower cyclicality than commodity packaging markets. Within those markets, we believe the services and process capabilities we offer enable us to provide additional value to our customers and achieve higher operating margins.

We operate in two core business segments: paperboard packaging and plastic packaging. We also have a land development business that, as of September 28, 2003, held approximately 1,000 acres of real estate in the United States which we plan to sell within the next year.

Historically, we were a manufacturer of commodity paper products, forest products and corrugated packaging products, with operations located primarily in the United States. Since 1997, we have divested our former commodity-based businesses, and have built our current core businesses through a series of acquisitions, the most significant of which were Field Group plc in 1999, and Boxmore International PLC and First Carton Group Limited in 2000. As a result of our recent strategic transformation, we now supply value-added paperboard and plastic packaging products from a network of 40 paperboard packaging facilities in Europe and North America, and nine plastic packaging facilities in Europe, Africa and Asia.

We are a holding company incorporated in Virginia. Our principal executive offices are located at James Center II, 1021 E. Cary Street, Richmond, Virginia 23218-2350. Our telephone number is (804) 697-1000.

USE OF PROCEEDS

Except as may be otherwise set forth in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities will be used for general corporate purposes, which may include the repayment of indebtedness, financing acquisitions and the repurchase of our outstanding securities, including our common stock. Funds not required immediately for those purposes may be invested temporarily in short-term marketable securities. A brief description of any indebtedness to be repaid with the net proceeds from the sale of securities will be set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods shown. “Earnings” consists of pre-tax income from continuing operations, plus fixed charges. “Fixed charges” consists of interest costs (whether expensed or capitalized), amortization of debt issuance costs and an estimate of the interest cost in rental expense.

	Nine Months Ended		Fiscal Years Ended On
	09/28/03	09/29/02	12/29/02	12/30/01	12/31/00	12/31/99	12/31/98
Ratio of earnings to fixed charges	1.6x	1.3x	1.5x	1.3x	1.4x	3.0x	[1]

[1]	Earnings, as defined, were inadequate to cover fixed charges by $2.8 million in 1998.

DESCRIPTION OF OUR DEBT SECURITIES

The following sets forth certain general terms and provisions of the debt securities offered hereby. Further terms of the offered securities are set forth in the prospectus supplement. In this description of our debt securities, “Chesapeake,” “us,” “we,” “our” or “ours” refers only to Chesapeake Corporation, and any successor obligor on the debt securities, and not to any of our subsidiaries.

We may issue senior or subordinated debt securities. The senior debt securities are to be issued under an indenture between us and Wachovia Bank, National Association, as trustee. The subordinated debt securities are to be issued under an indenture between us and Wachovia Bank, National Association, as trustee. The form of the senior indenture and the form of the subordinated indenture are filed as exhibits to the registration statement. The following summaries of material provisions of the indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the indentures, including the definitions therein of certain terms. Whenever particular sections, articles or defined terms of the indentures are referred to, it is intended that such sections, articles or defined terms shall be incorporated herein by reference.

General

The debt securities to be offered by this prospectus are limited to $300,000,000 (or the equivalent thereof in one or more non-U.S. currencies) in aggregate principal amount of unsecured debt obligations. However, the indentures do not limit the aggregate principal amount of debt securities that may be issued thereunder and provide that debt securities may be issued thereunder from time to time in one or more series. (Section 301). The indentures provide that we may denominate the debt securities and make them payable in non-U.S. currencies.

The senior debt securities will be unsecured obligations of ours and will rank on a parity with all other unsecured and unsubordinated indebtedness of ours. The senior debt securities will be effectively subordinated to any secured indebtedness of ours and our subsidiaries and to any indebtedness of our subsidiaries. The subordinated debt securities will be unsecured obligations of ours and will be subordinated in right of payment to all Senior Indebtedness.

Reference is made to the applicable prospectus supplement for the specific terms of the series of debt securities offered thereby including:

(1)	the title of the debt securities of the series (which shall distinguish the debt securities of the series from all other series of debt securities);

(2)	any limit upon the aggregate principal amount of the debt securities of the series which may be authenticated and delivered under the indenture;

(3)	the date or dates, or the method by which such date or dates will be determined or extended, on which the principal and premium, if any, of the debt securities of the series will be payable;

(4)	the rate or rates (which may be fixed or floating), or the method of determination thereof, at which the debt securities of the series shall bear interest, if any, the date or dates from which such interest shall accrue, the date or dates on which such interest shall be payable and the record date, if any, for the interest payable;

(5)	the currency or units based on or relating to currencies in which the debt securities of the series shall be denominated or in which principal, interest and premium, if any, will or may be payable;

(6)	whether the debt securities are subject to subordination and the terms of such subordination;

(7)	if other than the principal office of the trustee, the place or places where the principal of (and premium, if any) and interest on debt securities of the series shall be payable;

(8)	the period or periods within which, the price or prices at which and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option;

(9)	our obligation, if any, to redeem or purchase debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which debt securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(10)	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which debt securities of the series shall be issuable;

(11)	if other than the principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof in response to the occurrence of an Event of Default;

(12)	if the debt securities of the series shall be issued in whole or in part in the form of a global security or securities, the depositary for such global security or securities;

(13)	any addition to or change in the Events of Default from those set forth in the indenture which applies to any debt securities of the series;

(14)	any addition to or change in our covenants from those set forth in the indenture which applies to debt securities of the series;

(15)	if the debt securities of the series are convertible into other securities, the conversion price therefor, the period during which such debt securities will be convertible and any terms and conditions for the conversion of such debt securities which differ from those set forth in the indenture;

(16)	the application, if any, of the indenture provisions for defeasance and discharge or covenant defeasance to the debt securities of the series and any provisions in modification of, in addition to or in lieu of such provisions;

(17)	the amount of proceeds to be received by us from the sale of such debt securities;

(18)	any trustee or fiscal or authenticating or paying agent, issuing and paying agent, transfer agent or registrar or any other Person or entity who shall act in connection with such debt securities for or on behalf of the holders thereof or us or an affiliate;

(19)	the listing of the debt securities on any securities exchange or inclusion in any other market or quotation or trading system; and

(20)	any other terms, conditions and provisions of the series.

The holders of debt securities of a specified series that are convertible into our common stock will be entitled at certain times specified in the prospectus supplement relating to such convertible debt securities, subject to prior redemption, repayment or repurchase, to convert any convertible debt securities of such series into our common stock, at the conversion price set forth in such prospectus supplement, subject to adjustment and to such other terms as are set forth in such prospectus supplement. (Senior Indenture, Article 14; Subordinated Indenture, Article 15).

Unless otherwise provided in the prospectus supplement, principal of and any premium and interest on the debt securities shall be payable, and the transfer of the debt securities will be registrable, at the office of the applicable trustee, except that, at our option, interest may be paid by mailing a check to the address of the Person entitled thereto as it appears on the register for the debt securities. (Sections 305, 307 and 1002).

Unless otherwise indicated in the prospectus supplement, the debt securities will be issued only in fully registered form without coupons and in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 302 and 305).

Debt securities may be issued as Original Issue Discount Securities (as defined in the indentures) to be sold at a substantial discount below their principal amount. Special federal income tax and other considerations applicable thereto will be described in the prospectus supplement relating thereto.

Unless otherwise indicated in the applicable prospectus supplement, the indenture pursuant to which the debt securities are issued will not contain any financial covenants or other provisions that protect you in the event we issue a large amount of debt, or in the event that we are acquired by another entity (including in a highly leveraged transaction).

Certain Covenants Applicable to Senior Debt Securities

Unless otherwise indicated in the applicable prospectus supplement with respect to a series of senior debt securities, senior debt securities will have the benefit of the following covenants contained in the senior indenture. Unless otherwise indicated in the applicable prospectus supplement with respect to subordinated debt securities of a series, the subordinated debt securities will not have the benefit of such covenants. Certain capitalized terms used in this section are defined below under “Certain Definitions.”

Restrictions on Secured Debt and on Debt and Preferred Stock of Restricted Subsidiaries.

The senior indenture provides that we will not, and will not permit any Restricted Subsidiary to, incur, issue, assume or guarantee any Debt, after the first date on which a senior debt security is authenticated by the trustee under the senior indenture, which Debt is secured by a Mortgage on any Principal Property of ours or any Restricted Subsidiary, or any shares of Capital Stock or Debt of any Restricted Subsidiary, without effectively providing that the securities of each series of senior debt securities then outstanding (together with, if we shall so determine, any other Debt of ours or such Restricted Subsidiary then existing or thereafter created that is not subordinate to the securities of each series then outstanding) shall be secured equally and ratably with (or, at our option, prior to) such secured Debt, so long as such secured Debt shall be so secured, and will not permit any Restricted Subsidiary to incur, issue or assume any unsecured Debt or to issue any Preferred Stock, in each instance unless the aggregate amount of all such Debt together with the aggregate preferential amount to which such Preferred Stock would be entitled on any involuntary distribution of assets and all Attributable Debt of ours and our Restricted Subsidiaries in respect of sale and leaseback transactions would not exceed 10% of Consolidated Net Tangible Assets. This restriction does not apply to, and there shall be excluded in computing Debt for the purpose of such restriction:

(1)	Debt secured by Mortgages on any property acquired, constructed or improved by us or any Restricted Subsidiary after the first date on which a senior debt security is authenticated by the trustee under the senior indenture, which Mortgages are created or assumed contemporaneously with, or within 12 months after, such acquisition, or completion of such construction or improvement, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement incurred after the first date on which a senior debt security is authenticated by the trustee under the senior indenture or Mortgages on any property existing at the time of the acquisition thereof if any such Mortgage does not apply to any property previously owned by us or any Restricted Subsidiary other than, in the case of any such construction or improvement, any previously unimproved real property on which the property so constructed, or the improvement, is located;

(2)	Debt of any corporation existing at the time such corporation is merged with or into us or a Restricted Subsidiary, provided that such Debt was not incurred in contemplation of such merger;

(3)	Debt of any corporation existing at the time such corporation becomes a Restricted Subsidiary, provided that such Debt was not incurred in contemplation of such corporation becoming a Restricted Subsidiary;

(4)	Debt of a Restricted Subsidiary to us or to another Restricted Subsidiary;

(5)	Debt secured by Mortgages securing obligations issued by a state, territory or possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, to finance the acquisition of or construction on property, and on which the interest is not, in the opinion of counsel or in accordance with a ruling issued by the Internal Revenue Service, includable in gross income of the holder;

(6)	Debt secured by Mortgages in favor of any governmental body to secure progress, advance or other payments pursuant to any contract or provision of any statute; and

(7)	certain extensions, renewals or replacements of any Debt referred to in the foregoing clauses (1) through (6) inclusive.

This restriction does not apply to any issuance of Preferred Stock by a Restricted Subsidiary to us or another Restricted Subsidiary, provided that such Preferred Stock is thereafter not transferable to any Person other than us or a Restricted Subsidiary. (Senior Indenture, Section 1006).

Restrictions on Sales and Leasebacks.

The senior indenture provides that we will not, and will not permit any Restricted Subsidiary to, after the first date on which a senior debt security is authenticated by the trustee under the senior indenture, enter into any sale and leaseback transaction involving any Principal Property that has been or is to be sold or transferred by us or a Restricted Subsidiary unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to such transactions, plus (x) the aggregate amount of secured Debt of ours or our restricted Subsidiaries, plus (y) the aggregate amount of unsecured Debt of our Restricted Subsidiaries, plus (z) the aggregate preferential amount of the Preferred Stock of our Restricted Subsidiaries (in each of clauses (x), (y) and (z) hereof, excluding Debt or Preferred Stock permitted in the preceding paragraph under “Restrictions on Secured Debt and on Debt and Preferred Stock of Restricted Subsidiaries”) would not exceed 10% of Consolidated Net Tangible Assets. This restriction will not apply to, and there shall be excluded in computing Attributable Debt for the purpose of such restriction, Attributable Debt with respect to any sale and leaseback transaction if:

(1)	the lease in such transaction is for a period (including renewal rights) not exceeding three years;

(2)	we or a Restricted Subsidiary, within 180 days after such transaction, applies an amount not less than the greater of the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or the fair market value of the Principal Property so leased at the time of entering into such arrangement (as determined by our board of directors) to, (a) subject to certain restrictions, the retirement of our Funded Debt ranking on a parity with or senior to the senior debt securities or the retirement of Funded Debt of a Restricted Subsidiary or (b) the purchase of other property which will constitute a Principal Property having a fair market value, in the opinion of our board of directors, at least equal to the fair market value of the Principal Property leased in such sale leaseback transaction less the amount of any Funded Debt retired pursuant to clause (a) of this subparagraph;

(3)	such transaction is entered into prior to, at the time of, or within 12 months after the later of the acquisition of the Principal Property or the completion of the construction thereof;

(4)	the lease in such transaction secures or relates to obligations issued by a state, territory or possession of the United States, or any political subdivision thereof, or the District of Columbia, to finance the acquisition of or construction on property, and on which the interest is not, in the opinion of counsel or in accordance with a ruling issued by the Internal Revenue Service, includable in the gross income of the holder; or

(5)	such transaction is entered into between us and a Restricted Subsidiary or between Restricted Subsidiaries. (Senior Indenture, Section 1007).

Certain Definitions.

The Senior Indenture defines the following terms used in this section:

“Attributable Debt” means, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to such date at the rate per annum equal to the weighted average interest rate borne by our then outstanding Funded Debt. The net amount of rent required to be paid under any such lease for any such period shall be the amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales). In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Capital Stock,” as applied to the stock of any corporation, means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the balance sheet of ours and our consolidated Restricted Subsidiaries for the most recent fiscal quarter for which financial statements have been filed with the Securities and Exchange Commission and computed in accordance with generally accepted accounting principles. For the purposes of this definition, any leasehold interest of ours or any Restricted Subsidiary shall be deemed to be a tangible asset if the rental obligations thereunder are included in Funded Debt.

“Debt” means (without duplication), with respect to any Person:

(1)	every obligation of such Person for money borrowed;

(2)	every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; and

(4)	every obligation of the type referred to in clauses (1) through (3) of another Person, the payment of which such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise (but only, in the case of this clause (4), to the extent such Person has guaranteed or is responsible or liable for such obligations).

“Funded Debt” means:

(1)	all Debt of ours and each subsidiary of ours maturing on, or renewable or extendible at the option of the obligor to, a date more than one year from the date of the determination thereof;

(2)	capital lease obligations payable on a date more than one year from the date of the determination thereof;

(3)	guarantees, direct or indirect, and other contingent obligations of ours and each subsidiary of ours in respect of, or to purchase or otherwise acquire or be responsible or liable for (through the investment of funds or otherwise), any obligations of the type described in the foregoing clauses (1) and (2) of others (but not including contingent liabilities on customer receivables sold with recourse); and

(4)	amendments, renewals, extensions and refundings of any obligations of the type described in the foregoing clauses (1), (2) and (3).

“Mortgage” means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“Original Issue Discount Security” means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity of the security.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means any of our Capital Stock of any class that has a preference over our common stock in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company and that is not mandatorily redeemable or repayable, or redeemable or repayable at the option of the holder, otherwise than in shares of our common stock or Preferred Stock of another class or series or with the proceeds of the sale of our common stock or Preferred Stock.

“Principal Property” means any manufacturing or processing plant, converting plant, warehouse or distribution center, including, in each case, the fixtures appurtenant thereto, owned and operated now or hereafter by us or any Restricted Subsidiary and having a book value on the date as of which the determination is being made of more than 3% of Consolidated Net Tangible Assets; in each case other than (i) any property which in the opinion of our board of directors is not of material importance to the total business conducted by us as an entirety or (ii) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

“Restricted Subsidiary” means a subsidiary of ours which owns a Principal Property, but does not include a subsidiary of ours engaged primarily in the development and sale or financing of real property.

“Stated Maturity” means, when used with respect to any security or any installment of principal or interest on such security, the date specified as the fixed date on which the principal or an installment of principal, premium, if any, or interest on such security is due and payable.

Subordination of Subordinated Debt Securities

Our obligations to make any payment on account of the principal of and premium, if any, and interest on the subordinated debt securities will be subordinate and junior in right of payment, to the extent set forth in the subordinated indenture, to all of our Senior Indebtedness. (Subordinated Indenture, Article 14).

Unless otherwise indicated in the applicable prospectus supplement, in the event that we shall default in the payment of any principal of or any premium or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for repayment or by declaration of acceleration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal of or any premium or interest on the subordinated debt securities, or in respect of any redemption, retirement, purchase or other acquisition of any of the subordinated debt securities. (Subordinated Indenture, Section 1401). Senior Indebtedness is defined in the subordinated indenture as:

(1)	all indebtedness of ours for money borrowed or constituting reimbursement obligations with respect to letters of credit and interest or currency swap agreements (including indebtedness secured by a Mortgage, conditional sales contract or other lien that is (a) given to secure all or a part of the purchase price of property subject thereto, whether given to the vendor of such property or to another or (b) existing on property at the time of acquisition thereof);

(2)	all indebtedness of ours evidenced by notes, debentures, bonds or other securities sold by us for money;

(3)	lease obligations (including, but not limited to, capitalized lease obligations);

(4)	all indebtedness of others of the kinds described in either of the preceding clauses (1) or (2) and all lease obligations and obligations of others of the kind described in the preceding clause (3) assumed by or guaranteed in any manner by us or in effect guaranteed by us through an agreement to purchase, contingent or otherwise; and

(5)	all (whether initial or seriatim) renewals, deferrals, increases, extensions or refundings of and modifications to indebtedness of the kinds described in any of the preceding clauses (1), (2) or (4) and all renewals or extensions of leases of the kinds described in either of the preceding clauses (3) or (4);

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, lease, renewal, extension, deferral, increase, modification or refunding is not superior in right of payment to the subordinated debt securities or is expressly subordinated by its terms in right of payment to all other indebtedness of ours (including the subordinated debt securities).

In the event of:

(1)	any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to us, our creditors or our property;

(2)	any proceeding for the liquidation, dissolution or other winding up of our company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

(3)	any assignment by us for the benefit of creditors; or

(4)	any other marshalling of our assets;

all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, is made to any holder of any of the subordinated debt securities on account thereof. In such event, any payment or distribution on account of the principal of or any premium or interest on the subordinated debt securities, whether in cash, securities or other property (other than securities of ours or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the subordinated debt securities, to the payment of all Senior Indebtedness at the time outstanding, and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, shall be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holder or holders of subordinated debt securities, together with the holders of any obligations of ours ranking on a parity with the subordinated debt securities, shall be entitled to be paid from our remaining assets the amounts at the time due and owing on account of unpaid principal of (and premium, if any) and interest on the subordinated debt securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any Capital Stock or obligations of ours ranking junior to the subordinated debt securities and such other obligations. If any payment or distribution on account of the principal of or any premium or interest on the subordinated debt securities of any character, whether in cash, securities or other property (other than securities of ours or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the subordinated debt securities, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), or any security shall be received by the trustee or any holder of any subordinated debt securities in contravention of any of the terms of the indenture and before all the Senior Indebtedness shall have been paid in full, such payment or distribution or security will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full. (Subordinated Indenture, Section 1401).

By reason of such subordination, in the event of our insolvency, holders of Senior Indebtedness may receive more, ratably, and any holder or holders of the subordinated debt securities having a claim pursuant to such subordinated debt securities may receive less, ratably, than the other creditors of ours. Such subordination will not prevent the occurrence of an Event of Default in respect of the subordinated debt securities.

Effect of Corporate Structure

The debt securities are obligations exclusively of Chesapeake and not of our subsidiaries. Because our operations are currently conducted through subsidiaries, the cash flow and the consequent ability to service our debt, including the debt securities, are dependent, in part, upon the earnings of our subsidiaries and the distribution of those earnings to us or upon loans or other payments of funds by those subsidiaries to us. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

Although the senior indenture limits the incurrence of such indebtedness, as described above under “—Certain Covenants Applicable to Senior Debt Securities,” the debt securities will be effectively subordinated to all indebtedness and other liabilities, including current liabilities and commitments under leases, if any, of our subsidiaries. Any right we have to receive assets of any of our subsidiaries upon liquidation or reorganization of the subsidiary (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

No Restriction on Sale or Issuance of Stock of Subsidiaries

The indentures contain no covenant that we will not sell, transfer or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of any of our subsidiaries, nor does it prohibit any subsidiary from issuing any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of such subsidiary.

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the applicable prospectus supplement, without the consent of the holder or holders of any of the outstanding debt securities, we may consolidate or merge with or into, or convey, transfer or lease our properties and assets substantially as an entirety, to any corporation, partnership or trust organized under the laws of any domestic jurisdiction, provided, that, the successor corporation assumes our obligations on the debt securities and under the indentures and that after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time would become an Event of Default, has occurred and is continuing, and that certain other conditions are met. (Section 801).

Events of Default

Unless otherwise specified in the applicable prospectus supplement, Events of Default with respect to debt securities of any series means any of the following:

(1)	default for thirty days in payment when due of any interest on any debt security of that series;

(2)	default in payment when due of principal of or premium, if any, on any debt security of that series at its Stated Maturity or on redemption or otherwise, or in the making of a mandatory sinking fund payment of any debt securities of that series;

(3)	default for sixty days after notice to us by the trustee for such series, or to us and the trustee by the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding, in the performance of any other covenant or warranty of ours in the debt securities of that series, in the indentures or in any supplemental indenture under which the debt securities of that series may have been issued;

(4)	certain events of bankruptcy, insolvency or reorganization involving Chesapeake (Section 501); and

(5)	any other Event of Default provided in the applicable prospectus supplement.

Events of Default with respect to a specified series of debt securities may be added to the indenture under which the series is issued and, if so added, will be described in the applicable prospectus supplement. (Section 301). No Event of Default with respect to a particular series of debt securities issued under the indentures necessarily constitutes an Event of Default with respect to any other series of debt securities issued thereunder.

Unless otherwise specified in the applicable prospectus supplement, the trustee for any series of debt securities shall, within 90 days after the occurrence of a default with respect to debt securities of that series, give to the holders of the debt securities of that series notice of all uncured defaults known to it, provided, that, except in the case of default in payment on the debt securities of that series, the trustee may withhold the notice if and so long as it in good faith determines that withholding such notice is in the interest of the holders of the debt securities of that series, provided, further, that no notice of a default made in the performance of any covenant or a breach of any warranty contained in the indentures, with certain limited exceptions, shall be given until at least 60 days after the occurrence thereof. In this paragraph, “default” means any event which is, or, after notice or lapse of time or both, would become, an Event of Default. (Section 602).

Unless otherwise specified in the applicable prospectus supplement, if an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, either the trustee or the holder or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained, the holder or holders of a majority in aggregate principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502).

The indentures provide that, subject to the duty of the trustees in the case of an Event of Default to act with the required standard of care, the trustees will be under no obligation to exercise any rights or powers under the indentures at the request or direction of any of the holders, unless such holder or holders shall have offered to the trustees indemnity satisfactory to the trustee. (Sections 601 and 603). Subject to such provisions for the indemnification of the trustees, the holder or holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustees, or exercising any trust or power conferred on the trustees with respect to the debt securities of that series. (Section 512).

We are required to furnish to the trustees annually a statement as to our performance of certain of our obligations under the indentures and as to any default in such performance. (Section 1005).

Global Securities

The debt securities of a series may be issued in the form of one or more fully registered securities in global form that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series and will be registered in the name of the depositary or its nominee. In such case, one or more global securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding debt securities of the series represented by such global security or securities. Unless and until any such global security is exchanged in whole or in part for debt securities in definitive certificated form, such global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor and except as described in the applicable prospectus supplement. (Section 303).

The specific terms of the depositary arrangement with respect to a series of debt securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of any global security, and the deposit of such global security with or on behalf of the depositary for such global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security to the accounts of institutions (“participants”) that have accounts with such depositary or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution or placement of such debt securities or by us, if such debt securities are offered and sold directly by us. Ownership of beneficial interests in such global security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such global security will be shown by book-keeping entries on, and the transfer of that ownership interest will be effected only through book-keeping entries to, records maintained by the depositary or its nominee for such global security. Ownership of beneficial interests in such global security by Persons that hold through participants will be shown by book-keeping entries on, and the transfer of that ownership interest among or through such participants will be effected only through book-keeping entries to, records maintained by such participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive certificated form rather than book-entry form. Such laws may impair the ability to own, transfer or pledge beneficial interests in any global security.

So long as the depositary for a global security or its nominee is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the indenture. Except as set forth below or otherwise specified in the applicable prospectus supplement, owners of beneficial interests in a global security will not be entitled to have debt securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each Person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such Person is not a participant, on the procedures of the participant through which such Person directly or indirectly owns its interest, to exercise any rights of a holder under the indenture. The indenture provides that the depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indenture. (Section 104). We understand that under existing industry practices, if we request any action of holders or any owner of a beneficial interest in such global security desires to give any notice or take any action that a holder is entitled to give or take under the indenture, the depositary for such global security would authorize the participants holding the relevant beneficial interest to give such notice or take such action, and such participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Principal and any premium and interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such global security. None of us, the trustee or any paying agent for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 308).

We expect that the depositary for any series of debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such global security or securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants.

If the depositary for any series of debt securities represented by a global security is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue such debt securities in definitive certificated form in exchange for such global security. In addition, beneficial interests in a global security are exchangeable into definitive notes in registered certificated form if there has occurred and is continuing an Event of Default and the beneficial owners representing a majority in principal amount of the applicable series of debt securities advise the depositary for such series to cease acting as depositary. In addition, we may at any time and in our sole discretion determine not to have the debt securities of a series represented by one or more global securities and, in such event, will issue debt securities of such series in definitive certificated form in exchange for the global security representing such series of debt securities. (Section 305).

Further, an owner of a beneficial interest in a global security representing debt securities of a series may, on terms acceptable to us and the depositary for such global security, receive debt securities of such series in definitive certificated form, if we so specify with respect to the debt securities of such series. In any such instance, an owner of a beneficial interest in a global security will be entitled to have debt securities of the series represented by such global security equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such debt securities in definitive certificated form. Debt securities of such series so issued in definitive certificated form will, except as set forth in the applicable prospectus supplement, be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form. (Section 305).

Modification and Waiver

Modifications and amendments of the indentures may be made by us and the applicable trustee with the consent of the holder or holders of a majority in principal amount of the debt securities of all affected series; provided, however, that no such modification or amendment may, without the consent of the holder or holders of all of the outstanding debt securities affected thereby:

(1)	change the Stated Maturity date of the principal of, or any installment of principal of, or premium, if any, or interest, if any, on, any debt security;

(2)	reduce the principal amount of, or premium, if any, or interest, if any, on, any debt security, or change the method of calculation thereon or reduce the amount payable on redemption thereof;

(3)	reduce the amount of principal of a debt security payable upon acceleration of the maturity thereof;

(4)	change the currency of payment of principal of, or premium, if any, or interest, if any, on, any debt security;

(5)	impair the rights of any holder of any debt securities to conversion rights;

(6)	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

(7)	if the debt securities are subordinated debt securities, modify the subordination provisions in the indentures in a manner that is adverse to the holders of such subordinated debt securities;

(8)	reduce the percentage in principal amount of the debt security, the consent of whose holder or holders is required for modification or amendment of the indentures or for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults; or

(9)	modify any other provisions of the indentures as specified in the applicable prospectus supplement. (Sections 901 and 902).

The holder or holders of a majority in principal amount of the debt securities of each affected series may, on behalf of the holder or holders of such debt securities, waive compliance by us with certain restrictive provisions of the indentures. The holder or holders of a majority in principal amount of the debt securities of each affected series also may, on behalf of the holder or holders of all such debt securities, waive any past default under the indentures with respect to such debt securities, except a default in the payment of the principal, or premium, if any, or interest on, any debt security or in respect of a provision that under the indentures cannot be modified or amended without the consent of the holder or holders of all of the outstanding debt securities affected thereby. (Section 513).

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustees

Wachovia Bank, National Association, is the Trustee under the senior indenture. Notice to the senior trustee should be directed to 1021 East Cary Street, Richmond, Virginia 23219, Attention: Corporate Trust Administration - VA 9646.

Wachovia Bank, National Association, is the Trustee under the subordinated indenture. Notice to the subordinated trustee should be directed to 1021 East Cary Street, Richmond, Virginia 23219, Attention: Corporate Trust Administration - VA 9646.

DESCRIPTION OF OUR PREFERRED STOCK

General

The following is a summary of some of the important terms of our preferred stock. You should review the applicable Virginia law and our Restated Articles of Incorporation (the “Articles”) and our Amended and Restated Bylaws (the “Bylaws”) for a more complete description of our preferred stock.

Our Articles authorize us to issue 500,000 shares of preferred stock, par value $100 per share. We may amend our Articles from time to time to increase the number of authorized shares of preferred stock. Any amendment requires the approval of the holders of a majority of the outstanding shares of our common stock and the approval of the holders of a majority of the outstanding shares of all series of preferred stock voting together as a single class without regard to series. As of the date of this prospectus, we have no shares of preferred stock outstanding.

Our board of directors is authorized to designate with respect to each new series of preferred stock:

•	the number of shares in each series;

•	the dividend rates and dates of payment;

•	voluntary and involuntary liquidation preferences;

•	redemption prices;

•	whether dividends will be cumulative and, if cumulative, the date or dates from which they will be cumulative;

•	the sinking fund provisions, if any, for redemption or purchase of shares;

•	the rights, if any, and the terms and conditions on which shares can be converted into or exchanged for, or the rights to purchase, shares of any other class or series; and

•	the voting rights, if any.

We will pay dividends and make distributions in the event of our liquidation, dissolution or winding up first to holders of our preferred stock and then to holders of our common stock. Our board of directors’ ability to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of holders of our common stock and, under some circumstances, may discourage an attempt by others to gain control of us.

The prospectus supplement relating to each series of the preferred stock will describe the following terms:

•	title and stated value of the series;

•	the number of shares in the series;

•	the dividend payment dates and the dividend rate or method of determination or calculation of the terms applicable to the series;

•	applicable redemption provisions, if any;

•	sinking fund or purchase fund provisions, if any;

•	the fixed liquidation price and fixed liquidation premium, if any, applicable to the series;

•	the rate or basis of exchange or conversion into other securities or method of determination thereof applicable to the series, if any;

•	the conversion rights, if any;

•	applicable voting rights; and

•	any other applicable terms.

Redemption

A series of preferred stock may be redeemable, in whole or in part, at our option. In addition, the series’ redemption may be mandatory under a sinking fund. In each case, the prospectus supplement will describe the terms, times and redemption policies of the series.

The prospectus supplement relating to a series of preferred stock that is mandatorily redeemable will specify the number of shares of the series of preferred stock that we will redeem in each year commencing after a specified date, at a specified redemption price per share, together with an amount equal to any accrued and unpaid dividends to the date of redemption.

If we redeem fewer than all the outstanding shares of any series of preferred stock, whether by mandatory or optional redemption, the selection of the shares to be redeemed will be determined by lot or pro rata as may be determined by our board of directors or its duly authorized committee, or by any other method our board of directors or its committee determines to be equitable. From and after the date of redemption, unless we default in providing for the payment of the redemption price, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders will cease, except their right to receive the redemption price.

Conversion Rights; No Preemptive Rights

The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into shares of our common stock or another series of our preferred stock. The preferred stock will have no preemptive rights.

Dividend Rights

The holders of the preferred stock of each series will be entitled to receive, if and when declared payable by our board of directors, out of assets available therefor, dividends at, but not exceeding, the dividend rate for the series, which may be fixed or variable, payable at such intervals and on the dates as described in our board of directors’ resolution creating the series. If the intervals and dividend payment dates will vary from time to time for the series, the resolution will describe the method by which the intervals and the dates will be determined. Dividends on preferred stock will be paid before any dividends, other than a dividend payable in our common stock, may be paid upon or set apart for any shares of capital stock ranking junior to the preferred stock in respect of dividends or liquidation rights, which is referred to in this prospectus as “stock ranking junior to the preferred stock”.

Voting Rights

Except as indicated below or in the prospectus supplement relating to a particular series of preferred stock, or except as expressly required by the laws of the Commonwealth of Virginia or other applicable law, the holders of the preferred stock will not be entitled to vote. Except as indicated in the prospectus supplement relating to a particular series of preferred stock, each share will be entitled to one vote on matters on which holders of the series of the preferred stock are entitled to vote.

However, as more fully described below in the subsection entitled “Depositary Shares,” if we elect to issue depositary shares representing a fraction of a share of preferred stock, each depositary share will, in effect, be entitled to a fraction of a vote, rather than a full vote. Because each full share of any series of preferred stock will be entitled to one vote, the voting power of the series, on matters on which holders of the series and holders of other series of preferred stock are entitled to vote as a single class, will depend on the number of shares in the series, not the aggregate liquidation preference or initial offering price of the shares of the series of preferred stock.

In addition to the foregoing voting rights, under the Virginia Stock Corporation Act (the “VSCA”) as now in effect, the holders of preferred stock will have the voting rights described in the above subsection entitled “General” with respect to amendments to our Articles that would increase the number of authorized shares of our preferred stock.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of preferred stock will be entitled to receive, for each share thereof, the fixed liquidation or stated value for the respective series together in all cases with all dividends accrued or in arrears on the preferred stock, before any distribution of the assets will be made to the holders of any stock ranking junior to the preferred stock, such as our common stock. If the assets distributable among the holders of preferred stock would be insufficient to permit the payment of the full preferential amounts fixed for all series, then the distribution will be made among the holders of each series ratably in proportion to the full preferential amounts to which they are each entitled.

Depositary Shares

General.

We may, at our option, elect to offer fractional, rather than full, shares of preferred stock. In the event we exercise the option, we will issue to the public receipts for depositary shares. Each receipt will represent a fraction of a share of a particular series of preferred stock as described below and in the applicable prospectus supplement.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company that we select having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. The deposit agreement may provide that each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented thereby, including dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock. If depositary shares are issued, copies of the forms of deposit agreement and depositary receipt will be incorporated by reference in the registration statement of which this prospectus is a part, and the following summary is qualified in its entirety by reference to those documents.

Pending the preparation of definitive engraved depositary receipts, the depositary bank may, upon our written order, issue temporary depositary receipts substantially identical to, and entitling the holders thereof to all the rights pertaining to, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Withdrawal of Preferred Stock.

Upon surrender of the depositary receipts to the depositary bank, the owner of the depositary shares is entitled to delivery of the number of whole shares of preferred stock represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary bank will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. The depositary bank will not distribute fractional shares of preferred stock or cash instead of the fractional shares. Consequently, a holder of a depositary receipt representing a fractional share of preferred stock would be able to liquidate his position only by sale to a third party in a public trading market transaction or otherwise, unless the depositary shares are redeemed by us or converted by the holder.

Dividends and Other Distributions.

The depositary bank will distribute all cash dividends or other cash distributions that it receives on the preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of the depositary shares owned by the holders.

In the event of a distribution other than in cash, the depositary bank will distribute property that it receives to the record holders of depositary shares entitled to the property. However, if the depositary bank determines that it is not feasible to make the distribution, the depositary bank may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Redemption of Depositary Shares.

If a series of preferred stock represented by depositary shares is redeemable, the depositary shares will be redeemed from the proceeds that the depositary bank receives resulting from the redemption, in whole or in part, of the series of preferred stock that the depositary bank holds. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of preferred stock. Whenever we redeem shares of preferred stock held by the depositary bank, the depositary bank will redeem as of the same redemption date the number of depositary shares representing the shares of redeemed preferred stock. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary bank may determine.

Voting the Preferred Stock.

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary bank will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary bank as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder’s depositary shares. The depositary bank will endeavor, insofar as practicable, to vote the amount of preferred stock represented by the depositary shares under the instructions, and we will agree to take all action that the depositary bank deems necessary to enable the depositary bank to do so. The depositary bank may abstain from voting shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing the preferred stock.

Amendment and Termination of the Depositary Agreement.

At any time, we may agree with the depositary bank to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the holders of at least a majority of the depositary shares then outstanding has approved the amendment. We or the depositary bank may terminate the deposit agreement only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution on the preferred stock in connection with our liquidation, dissolution or winding up, and the distribution has been distributed to the holders of depositary receipts.

Charges of Depositary Bank.

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary bank in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and the other charges, including any fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement for their accounts.

Miscellaneous.

The depositary bank will forward to holders of depositary receipts all required reports and communications from us that are delivered to the depositary bank.

Neither we nor the depositary bank will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing the obligations under the deposit agreement. Those obligations will be limited to performance in good faith of the duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary bank may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary Bank.

The depositary bank may resign at any time by delivering to us notice of its election to do so. We may remove the depositary bank at any time. Any resignation or removal will take effect upon the appointment of a successor depositary bank and its acceptance of the appointment. The successor depositary bank must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock, when issued in exchange for full consideration, will be fully paid and nonassessable.

DESCRIPTION OF OUR COMMON STOCK

General

The following summary does not purport to be complete and is subject in all respects to applicable Virginia law and our Articles and Bylaws.

Our Articles authorize us to issue 60,000,000 shares of common stock, par value $1.00 per share. As of November 30, 2003, there were 15,323,872 shares of common stock outstanding. The holders of validly issued and outstanding shares of our common stock are entitled to one vote per share on each matter that is properly presented to shareholders for a vote. A majority of the votes cast decides each matter presented at a meeting of the shareholders (assuming a quorum is present), except for the election of directors, which requires a plurality of the votes cast, and certain matters for which a different vote is required by express provision of law, our Articles or our Bylaws. No cumulative voting is permitted.

The holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. In addition, there are no redemption or sinking fund provisions applicable to our common stock.

In the event of a liquidation, dissolution or winding up of our company, each share of our common stock entitles its holder to participate ratably in any assets remaining after payment of all of our liabilities and obligations and all preferential amounts to which the holders of shares of preferred stock, or any other class of stock having prior rights, may be entitled.

Subject to the rights of any holders of shares of any class of stock having prior rights as to dividends, the holders of our common stock are entitled to receive ratably such dividends as our board of directors may declare out of funds legally available therefor, when and if so declared. The payment by us of dividends, if any, rests within the discretion of our board of directors and will depend upon general business conditions encountered by us, our earnings, financial condition and capital requirements and such factors as our board of directors may deem relevant. We entered into certain credit agreements that include financial covenants restricting the payment of dividends.

Trading Market and Transfer Agent

Shares of our common stock are listed on the New York Stock Exchange under the symbol CSK. The transfer agent and registrar for shares of our common stock is Computershare Investor Services, LLC, 2 North LaSalle Street, 3rd Floor, Chicago, Illinois 60602.

Certain Provisions Of Virginia Law, Our Articles And Bylaws

Board of Directors; Removal; Vacancies

The VSCA provides that the board of directors of a Virginia corporation shall consist of a number of individuals specified in or fixed in accordance with the bylaws of the corporation or, if not specified in or fixed in accordance with the bylaws, then a number specified in or fixed in accordance with the articles of incorporation of the corporation.

Our Articles provided that the number of directors shall be set forth in our Bylaws; provided that the number of directors set forth in the Bylaws cannot be increased by more than two during any twelve-month period except by the affirmative vote of the holders of at least 80% of the outstanding shares of our common stock. Our Bylaws provide that the number of members of our board of directors shall be 12 and that the board of directors may amend our Bylaws from time to time to increase the number of directors by two during any twelve-month period and may decrease the number of directors by thirty percent or less of the number of directors last elected by the shareholders. Our Articles and Bylaws divide the directors into three classes of directors serving staggered three-year terms.

Our Articles provide that directors may be removed, with or without cause, only by the affirmative vote of the holders of at least 80% of the outstanding shares of our common stock, and that no decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

Our Articles provide that any vacancy occurring on our board of directors may be filled by the affirmative vote of the majority of the remaining directors, though less than a quorum of our board of directors, and the term of any director so elected shall expire at the next annual meeting of shareholders and when his successor is elected.

The Article governing the number, election, classification and removal of directors may not be amended without the affirmative vote of either:

(1)	the holders of at least 80% of the outstanding shares of our common stock; or

(2)	a majority of those directors who are Continuing Directors (as defined below) and the holders of two-thirds of the outstanding shares of our common stock.

“Continuing Director” is defined in our Articles to mean any member of our board of directors who:

(1)	was elected to our board of directors at the 1983 annual meeting of shareholders; or

(2)	was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Continuing Directors then in office.

As of the date of this prospectus, all of our directors are Continuing Directors.

We believe that a classified board of directors will help to assure the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors because the majority of the directors at any given time will have prior experience as directors of our company. This provision should help ensure that, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting stock, we will have sufficient time to review the proposal and appropriate alternatives and to get the best available result for all of our shareholders.

A classified board of directors could prevent a third party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual shareholders meeting following the date the third party obtains the controlling stock interest. This could have the effect or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could thus increase the likelihood that incumbent directors will retain their positions.

Shareholder Director Nominations; Shareholder Proposals

Our Bylaws provide that, subject to the rights of holders of any class of preferred stock, a shareholder may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s nomination has been given to the Secretary of our company not less than fifty nor more than seventy-five days before the first anniversary of the date of our proxy statement in connection with the last meeting of shareholders called for the election of directors. Each notice must contain:

(1)	the name, age, business address and, if known, residential address of each nominee;

(2)	the principal occupation or employment of each nominee; and

(3)	the number and class of our capital shares beneficially owned by each nominee.

The Secretary of our company delivers all such notices to the corporate governance and nominating committee of our board of directors for review. After such review, the corporate governance and nominating committee makes its recommendation regarding nominees to our board of directors. The chairman of any shareholders’ meeting called for the election of directors may determine that a shareholder nomination was not made in accordance with the procedures and declare to the meeting that the defective nomination shall be disregarded.

For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of our company. To be timely, a shareholder’s notice must be given, either by personal delivery or by mail, to the Secretary not less than sixty days before the first anniversary of the date of our proxy statement in connection with the last annual meeting. The notice must contain as to each matter the shareholder proposes to bring before the annual meeting:

(1)	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

(2)	the name and record address of the shareholder proposing such business;

(3)	the class, series and number our shares beneficially owned by the shareholder; and

(4)	any material interest of the shareholder in such business.

If business is brought before an annual meeting without complying with these provisions, the chairman of the meeting shall declare that the business was not properly brought before the meeting, and such business shall not be transacted.

Liability of Officers and Directors

Our Bylaws provide that no officer or director shall be liable to us or our shareholders for monetary damages except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities laws.

Virginia law permits, and our Bylaws require, indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act. Our Bylaws require indemnification of:

(1)	any person who was or is a party to any proceeding by reason of the fact that he is or was an officer or director of our company; and

(2)	any director or officer who is or was serving at our request as a director, trustee, partner or officer of another entity;

unless, in each case, such person engaged in willful misconduct or a knowing violation of the criminal law.

In addition, Virginia law may under certain circumstances limit the liability of officers and directors in a shareholder or derivative proceeding.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Vote Required for Certain Business Combinations.

Higher Vote for Certain Business Combinations. Our Articles provide that, except as described below, the affirmative vote of the holders of at least 80% of our outstanding shares of common stock is required to approve the following business combinations (each a “Business Combination”):

(1)	any merger or consolidation of our company or any of our subsidiaries with any Interested Stockholder (as defined below);

(2)	any statutory stock exchange in which any Interested Stockholder acquires the issued and outstanding shares of any class of capital stock of our company or any of our subsidiaries;

(3)	any transaction or series of transactions involving more than $10,000,000 to which we or any of our subsidiaries and any Interested Stockholder is a party;

(4)	the issuance or transfer by us or any of our subsidiaries of any securities of ours or our subsidiaries having an aggregate fair market value of $10,000,000 or more to any Interested Stockholder;

(5)	the adoption of any plan or proposal for the liquidation or dissolution of our company proposed by or on behalf of an Interested Stockholder; or

(6)	any reclassification of securities, or recapitalization of our company, or any merger or consolidation of our company with any of our subsidiaries or any other transaction (whether or not involving an Interested Stockholder) which has the effect of increasing the proportion of any class of securities of our company or any of our subsidiaries owned by any Interested Stockholder.

When Higher Vote is Not Required. The affirmative vote of the holders of at least 80% of our outstanding shares of common stock shall not be required to approve a Business Combination, and such Business Combination shall require only such approval as is required by law and any other provision of our Articles, if all of the conditions specified in either of the following paragraphs (1) or (2) are met:

(1)	the Business Combination shall have been approved by a majority of the Continuing Directors (as defined below); or

(2)	among other things, the consideration paid to the holders of our common stock in the Business Combination will:

(a)	equal the highest per share price paid by the Interested Stockholder for shares of our common stock within the two-year period prior to the first public announcement of the Business Combination or in the transaction in which it became an Interested Stockholder, whichever is higher; and

(b)	be in cash or in the same form as the Interested Stockholder has previously paid for shares of our common stock.

Definitions. Our Articles define the following terms used in this section:

(1)	“Interested Stockholder” means any person who is the beneficial owner of 20% or more of our outstanding common stock;

(2)	“Continuing Director” means any member of our board of directors who:

(a)	was elected to our board of directors at the 1983 annual meeting of stockholders; or

(b)	was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Continuing Directors then on the Board.

As of the date of this prospectus, all of our directors are Continuing Directors for purposes of this section of our Articles.

Amendment or Repeal. The provisions of the Article governing the required vote for Business Combinations may not be amended or repealed without the affirmative vote of either:

(1)	the holders of at least 80% of the outstanding shares of our common stock; or

(2)	a majority of the Continuing Directors and the holders of at least two-thirds of the outstanding shares of our common stock.

Anti-Takeover Statutes

The VSCA contains provisions relating to “control share acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33-1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless:

(1)	the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation; or

(2)	the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares.

The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. These provisions may have the effect of deterring certain takeovers of Virginia public corporations. The board of directors of a Virginia corporation may adopt a bylaw providing that the control share provisions of the VSCA do not apply to acquisitions of the corporation’s shares. Such a bylaw may be adopted at any time up to four days following receipt by the corporation of notice of a proposed control share acquisition. As permitted under the VSCA, our board of directors has adopted a bylaw opting-out of the control share acquisition provisions of the VSCA.

The VSCA also contains provisions governing “Affiliated Transactions.” In general, these provisions require approval of material acquisition transactions between a Virginia corporation and any holder of more than 10 percent of any class of its outstanding voting shares (an “Interested Shareholder”) by the holders of at least two-thirds of the remaining voting shares. Affiliated Transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than five percent. These provisions may have the effect of deterring certain takeovers of Virginia corporations.

Miscellaneous

Our common stock, when issued and full consideration is received therefor, will be fully paid and non-assessable.

Preferred Share Purchase Rights

In 1998, we distributed as a dividend one right for each outstanding share of our common stock. Each right entitles its holder to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock (“Series A Preferred Stock”) pursuant to our amended and restated rights agreement, dated February 21, 2001, between us and Computershare Investor Services, LLC. Each one one-thousandth of a share (a “Unit”) of Series A Preferred Stock is structured to be the equivalent of one share of our common stock. The exercise price of each right is $120 subject to adjustment (the “Purchase Price”). Rights will also attach to shares of our common stock issued prior to the Distribution Date (as defined below) unless our board of directors determines otherwise at the time of issuance.

The rights are appurtenant to the shares of our common stock and are evidenced by common stock certificates, and no separate certificates evidencing the rights will be distributed initially. The rights are separate from our common stock and a distribution of the rights certificates will occur (the “Distribution Date”) upon the earlier of:

(1)	10 days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock (the “Stock Acquisition Date”); or

(2)	10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially becoming an Acquiring Person.

Until the Distribution Date:

(1)	the rights will be evidenced by our common stock certificates and will be transferred with and only with such common stock certificates;

(2)	any common stock certificates issued will contain a notation incorporating the rights agreement by reference; and

(3)	the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the rights associated with our common stock represented by such certificates.

The rights are not exercisable until the Distribution Date and will expire at the close of business on March 15, 2008, unless earlier redeemed or exchanged by us as described below. As soon as practicable after the Distribution Date, rights certificates will be mailed to holders of record of our common stock as of the close of business on the Distribution Date, and thereafter such separate rights certificates alone will represent the rights.

While each right will initially provide for the acquisition of one Unit of Series A Preferred Stock at the Purchase Price, that will change upon the occurrence of any of the following “Triggering Events”:

(1)	if any person becomes an Acquiring Person, each holder of a right (except as set forth below) will thereafter have the right to receive, upon exercise and payment of the Purchase Price, Series A Preferred Stock or, at our option, our common stock (or, in certain circumstances, cash, property or other securities of ours) having a value equal to twice the amount of the Purchase Price; or

(2)	in the event that, at any time following the Stock Acquisition Date:

(a)	our company is acquired in a merger, statutory share exchange, or other business combination in which our company is not the surviving corporation; or

(b)	50% or more of our assets or earning power is sold or transferred;

each holder of a right (except as set forth below) shall thereafter have the right to receive, upon exercise and payment of the Purchase Price, common stock of the acquiring company having a value equal to twice the Purchase Price.

Upon the occurrence of a Triggering Event that entitles rights holders to purchase securities or assets of our company, rights that are or were owned by the Acquiring Person, or any affiliate or associate of such Acquiring Person, on or after such Acquiring Person’s Stock Acquisition Date shall be null and void and shall not thereafter be exercised by any person (including subsequent transferees). Upon the occurrence of a Triggering Event that entitles rights holders to purchase common stock of a third party, or upon the authorization of an Exchange (as defined below), rights that are or were owned by any Acquiring Person or any affiliate or associate of any Acquiring Person on or after such Acquiring Person’s Stock Acquisition Date shall be null and void and shall not thereafter be exercised by any person (including subsequent transferees).

At any time (including a time after any person becomes an Acquiring Person), we may exchange all or part of the rights (except as set forth below) for shares of our common stock (an “Exchange”) at an exchange ratio of one share per right, as appropriately adjusted to reflect any stock split or similar transaction.

At any time until ten days following the Stock Acquisition Date, we may redeem the rights in whole, but not in part, at a price of $.01 per right (the “Redemption Price”). Additionally, we may thereafter redeem the rights in whole, but not in part, at the Redemption Price (i) provided that such redemption is incidental to a merger or other business combination transaction involving our company, does not involve an Acquiring Person, and in which all holders of our common stock are treated alike or (ii) if an Acquiring Person reduces his beneficial ownership to less than 10% of the outstanding shares of our common stock in a transaction or series of transactions not involving our company. Immediately upon the action of our board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the Redemption Price.

Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder of our company, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to us, shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for Series A Preferred Stock (or other consideration) or for common stock of the acquiring company as set forth above.

Other than certain provisions relating to the principal economic terms of the rights, any of the provisions of the rights agreement may be amended by our board of directors prior to the Distribution Date. After the Distribution Date, the provisions of the rights agreement may be amended by our board of directors in order to cure any ambiguity, to make certain other changes that do not adversely affect the interests of holders of rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the rights agreement; provided, however, no amendment to adjust the time period governing redemption may be made at such time as the rights are not redeemable.

The rights will not prevent a takeover of our company. However, the rights may cause substantial dilution to a person or group that acquires 15% or more of our common stock unless the rights are first redeemed by our board of directors or an Exchange occurs. Nevertheless, the rights should not interfere with a transaction that is in the best interests of our company and our shareholders because the rights can be redeemed or an Exchange can be effected, before the consummation of such transaction.

The description and terms of the rights are set forth in the amended and restated rights agreement which is attached to our annual report on Form 10-K for the year ended December 31, 2000, as exhibit 4.4 and is incorporated herein by reference.

DESCRIPTION OF OUR WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock or common stock. We may issue the warrants independently or together with any other offered securities, and they may be attached to or separate from the other securities. We will issue each series of warrants under a separate warrant agreement between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of a series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

If we issue warrants, copies of the forms of the warrant agreement and the certificate evidencing the warrants will be incorporated by reference in the registration statement of which this prospectus is a part. You should refer to those documents for a more complete description of the warrants.

The applicable prospectus supplement may describe the following terms of the warrants:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currency, currency unit or composite currency in which the price for the warrants is payable;

•	the designation, aggregate principal amount and terms of the securities purchasable upon exercise of the warrants;

•	the currency, currency units or composite currency in which the principle amount of the securities purchasable upon exercise of the warrants will be denominated;

•	the designation and terms of the offered securities with which the warrants are issued and the number of the warrants issued with each security;

•	if applicable, the date on and after which the warrants and the related securities may be separately transferable;

•	the price at which the securities purchasable upon exercise of the warrants may be purchased and the currency in which such price shall be denominated;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of material federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock at a future date or dates. The price per share of common stock and number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units, consisting of a stock purchase contract and debt securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice-versa. These payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

The prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units.

PLAN OF DISTRIBUTION OF THE OFFERED SECURITIES

The offered securities may be sold for public offering to underwriters or dealers, which may be a group of underwriters represented by one or more managing underwriters, or through the firms or other firms acting alone or through dealers. We may also sell the offered securities directly or through agents to investors. The prospectus supplement will contain the names of any agents, dealers or underwriters involved in the sale of the offered securities described in this prospectus, the applicable agent’s commission, dealer’s purchase price or underwriter’s discount and our net proceeds.

The prospectus supplement will describe any underwriting compensation that we pay to underwriters or agents in connection with the offering of offered securities and any discounts, concessions or commissions that the underwriters allow to participating dealers. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be “underwriters” within the meaning of the Securities Act. In addition, any discounts and commissions that the underwriters receive may be deemed to be underwriting discounts and commissions under the Securities Act.

If any underwriters are utilized in the sale of the offered securities, we will execute an underwriting agreement with the underwriters at the time an agreement for the sale is reached. Unless the applicable prospectus supplement states otherwise, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all of the offered securities if any are purchased. In connection with the sale of offered securities, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent.

The underwriters may sell offered securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Under the underwriting agreements, underwriters, dealers and agents who participate in the distribution of the offered securities, may be entitled to indemnification by us against some civil liabilities, including liabilities under the Securities Act or contribution with respect to payments that the underwriters, dealers or agents may be required to make. The underwriters of an underwritten offering of offered securities will be listed in the prospectus supplement relating to an offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be listed on the cover of the prospectus supplement.

If indicated in an applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers from some institutions to purchase our offered securities at the public offering price given in the prospectus supplement under “Delayed Delivery Contracts” providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of offered securities sold under the contracts will not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except that:

•	the purchase by an institution of the offered securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

•	if the offered securities are being sold to underwriters, we will have sold to the underwriters the total principal amount of the offered securities less the principal amount covered by contracts.

Agents and underwriters will have no responsibility in respect of the delivery or performance of the contracts.

Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

The offered securities may or may not be listed on a national securities exchange or a non-U.S. securities exchange. No assurances can be given that there will be a market for the offered securities.

LEGAL MATTERS

The validity of the offered securities will be passed upon for us by Hunton & Williams LLP Richmond, Virginia. Hugh V. White, Jr., Senior Counsel to the firm of Hunton & Williams LLP, is a member of our board of directors. Hunton & Williams LLP is our principal outside legal counsel.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended December 29, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

$300,000,000

[LOGO]

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Stock Purchase Contracts

Stock Purchase Units

PROSPECTUS

                    , 2004

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are as follows:

Securities and Exchange Commission registration fee	$24,270
Legal fees and expenses	200,000
Accounting fees and expenses	25,000
Rating agency fees	125,000
Trustee fees and expenses	10,000
Printing, engraving and postage expenses	30,000
Miscellaneous expenses	50,000
Total	$464,270

Item 15. Indemnification of Directors and Officers

The Virginia Stock Corporation Act permits, and the registrant’s Bylaws require, indemnification of the registrant’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Under Sections 13.1 697 and 13.1-702 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. Chesapeake’s Bylaws require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. In addition, Chesapeake carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act. Chesapeake’s Bylaws also provide that, to the full extent the Virginia Stock Corporation Act (as it presently exists or may hereafter be amended) permits the limitation or elimination of the liability of directors and officers, no director or officer of Chesapeake shall be liable to Chesapeake or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct. Section 13.1-692.1 of the Virginia Stock Corporation Act presently permits the elimination of liability of directors and officers in any proceeding brought by or in the right of Chesapeake or brought by or on behalf of stockholders of Chesapeake, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any unlawful insider trading or manipulation of the market for any security. Sections 13.1-692.1 and 13.1-696 to -704 of the Virginia Stock Corporation Act are hereby incorporated by reference herein.

Item 16. Exhibits

1.1	Form of Underwriting Agreement for equity securities*
1.2	Form of Underwriting Agreement for debt securities*
4.1	Restated Articles of Incorporation of Chesapeake Corporation (incorporated herein by reference to Exhibit 3.1 to Chesapeake Corporation’s Annual Report on Form 10-K for the year ended December 30, 2001)
4.2	Amended and Restated Bylaws of Chesapeake Corporation, as adopted February 13, 1990, with amendments through October 15, 2003
4.3	Form of Senior Indenture, dated as of , 200_, between Chesapeake Corporation and Wachovia Bank, National Association, as Trustee
4.4	Form of Subordinated Indenture, dated , 200_, between Chesapeake and Wachovia Bank, National Association, as Trustee
4.5	Amended and Restated Rights Agreement, dated February 21, 2001, between Chesapeake Corporation and Computershare Investor Services, LLC, successor to Harris Trust and Savings Bank, as Rights Agent (incorporated herein by reference to Exhibit 4.4 to Chesapeake Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000)
4.6	Form of Deposit Agreement**
4.7	Form of Deposit Receipt**
4.8	Form of Warrant Agreement**
4.9	Form of Warrant Certificate**
4.10	Form of Stock Purchase Contract**
4.11	Form of Stock Purchase Unit Agreement**
5	Opinion of Hunton & Williams LLP
12	Statement re Computation of Ratios
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Hunton & Williams LLP (included in Exhibit 5)
24	Powers of Attorney of Directors and Officers of the Company (included on signature pages)
25.1	Statement of Eligibility and Qualification on Form T-1 of Wachovia Bank, National Association, as the Trustee, under the Trust Indenture Act of 1939, with respect to the senior indenture
25.2	Statement of Eligibility and Qualification on Form T-1 of Wachovia Bank, National Association, as the Trustee, under the Trust Indenture Act of 1939, with respect to the subordinated indenture

*	To be filed by a pre-effective amendment.
**	To be filed by a post-effective amendment or with a Current Report on Form 8-K pursuant to the Securities Exchange Act of 1934, as appropriate.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement; provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement, shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of the issue.

(6) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) To file an application for the purpose of determining the eligibility of a trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements to filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on the 22nd day of December 2003.

CHESAPEAKE CORPORATION

/s/ Thomas H. Johnson
Thomas H. Johnson Chairman, President & Chief Executive Officer

POWER OF ATTORNEY

Each of the directors and/or officers of Chesapeake Corporation whose signature appears below hereby appoints Thomas H. Johnson, Andrew J. Kohut and J.P. Causey Jr., or any of them, as his attorney-in-fact to sign in his name and on his behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things on his behalf in his capacity as a director and/or officer to enable Chesapeake Corporation to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 22nd day of December 2003:

Signature	Title

/s/ Thomas H. Johnson Thomas H. Johnson	Chairman, President & Chief Executive Officer and Director (principal executive officer)

/s/ Rafaël Decaluwé Rafaël Decaluwé	Director

/s/ Sir David Fell Sir David Fell	Director

/s/ Keith Gilchrist Keith Gilchrist	Director

/s/ Henri D. Petit Henri D. Petit	Director

/s/ James E. Rogers James E. Rogers	Director

/s/ John W. Rosenblum John W. Rosenblum	Director

/s/ Frank S. Royal Frank S. Royal	Director

/s/ Richard G. Tilghman Richard G. Tilghman	Director

Joseph P. Viviano	Director

/s/ Harry H. Warner Harry H. Warner	Director

/s/ Hugh V. White, Jr. Hugh V. White, Jr.	Director

/s/ Andrew J. Kohut Andrew J. Kohut	Executive Vice President & Chief Financial Officer (principal financial officer)

/s/ Christine R. Vlahcevic Christine R. Vlahcevic	Controller (principal accounting officer)

EXHIBIT INDEX

Exhibit Number	Exhibit
1.1	Form of Underwriting Agreement for equity securities*
1.2	Form of Underwriting Agreement for debt securities*
4.1	Restated Articles of Incorporation of Chesapeake Corporation (incorporated herein by reference to Exhibit 3.1 to Chesapeake Corporation’s Annual Report on Form 10-K for the year ended December 30, 2001)
4.2	Amended and Restated Bylaws of Chesapeake Corporation, as adopted February 13, 1990, with amendments through October 15, 2003
4.3	Form of Senior Indenture, dated as of , 200_, between Chesapeake Corporation and Wachovia Bank, National Association, as Trustee
4.4	Form of Subordinated Indenture, dated , 200_, between Chesapeake and Wachovia Bank, National Association, as Trustee
4.5	Amended and Restated Rights Agreement, dated February 21, 2001, between Chesapeake Corporation and Computershare Investor Services, LLC, successor to Harris Trust and Savings Bank, as Rights Agent (incorporated herein by reference to Exhibit 4.4 to Chesapeake Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000)
4.6	Form of Deposit Agreement**
4.7	Form of Deposit Receipt**
4.8	Form of Warrant Agreement**
4.9	Form of Warrant Certificate**
4.10	Form of Stock Purchase Contract**
4.11	Form of Stock Purchase Unit Agreement**
5	Opinion of Hunton & Williams LLP
12	Statement re Computation of Ratios
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Hunton & Williams LLP (included in Exhibit 5)
24	Powers of Attorney of Directors and Officers of the Company (included on signature pages)
25.1	Statement of Eligibility and Qualification on Form T-1 of Wachovia Bank, National Association, as the Trustee, under the Trust Indenture Act of 1939, with respect to the senior indenture
25.2	Statement of Eligibility and Qualification on Form T-1 of Wachovia Bank, National Association, as the Trustee, under the Trust Indenture Act of 1939, with respect to the subordinated indenture

*	To be filed by a pre-effective amendment.
**	To be filed by a post-effective amendment or with a Current Report on Form 8-K pursuant to the Securities Exchange Act of 1934, as appropriate.